Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

DATONE, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That by unanimous written consent of the Board of Directors of Datone, Inc. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and requesting a majority of the stockholders of the Corporation to give their consent in writing thereto.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended and restated to read as follows:

The name of the corporation is “Qingdao Footwear, Inc.”

RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation be amended by adding the following paragraph at the end thereof:

“Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Delaware the outstanding shares of common stock of the Corporation shall be combined on the basis that 27 of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation gave their consent in writing to the preceding resolutions in lieu of meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed this 1st day of June, 2010.

By:	/s/ Tao Wang
Tao Wang, Chief Executive Officer